Exhibit 99

NEWS RELEASE	5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Andrea Sejba	For Immediate Release
(440) 449-9611	Wednesday, November 19, 2025

HYSTER-YALE ANNOUNCES COST REDUCTION ACTIONS AMID CHALLENGING MARKET CONDITIONS

Cleveland, Ohio, November 19, 2025 – Hyster-Yale, Inc. (NYSE: HY) today announced a restructuring plan that furthers progress toward the operational and overhead structures required to serve customers and shareholders optimally. Current economic and industry dynamics provide a catalyst to further optimize the business’ cost structures, reducing its break-even point to better align with current low industry volumes, particularly in the industrial segment. This action better positions the Company for enhanced profitability when industry volumes recover, likely in mid-2026.

This restructuring plan will reduce the Company’s global workforce by approximately 575 employees, spread across global manufacturing and staff functions, to help to address the current mismatch in recent shipping and booking rates. This action is expected to result in a one-time pre-tax charge of approximately $21 million in Q4 2025 and generate roughly $40 to $45 million in annualized cost savings beginning in Q1 2026. These actions, and their results, are additive to previously announced restructuring initiatives.

The Hyster-Yale executive team understands that while these are difficult decisions, they are necessary to ensure that the Company remains on its well-defined strategic path which is outlined in the investor presentation on its website. The executive team greatly appreciates the contributions of all colleagues and will support those affected through this transition. The executive team remains focused on actions to position the Company for sustainable, long-term profitable growth.

Forward-looking Statements Disclaimer

The statements contained in this news release that are not historical facts are “forward-looking statements.” These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials, critical components and transportation costs and shortages, the effects of tariffs on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) impacts resulting from increased trade barriers and restrictions on international trade, including as a result of previously announced, and potentially new, changes to U.S. trade policy and tariffs as well as retaliatory or other tariffs imposed by other countries where the Company does business, (3) delays in manufacturing and delivery schedules, (4) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any cyclical reduction in demand in the lift truck industry, (5) customer acceptance of pricing, (6) customer acceptance of, changes in the costs of, or delays in the development of new products, (7) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit, or obtain financing at reasonable rates, or at all, as a result of interest rate volatility and current economic and market conditions, including inflation, (8) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, including the Uyghur Forced Labor Prevention Act (the “UFLPA”) which could impact Hyster-Yale's imports from China, as well as armed conflicts, including the Russia/Ukraine conflict, the Israel and Gaza conflict and/or the conflict in the Red Sea, and their regional effects, (9) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (10) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and restructuring programs, (11) the successful commercialization of products and technology related to the energy solutions program, (12) political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (13) bankruptcy of or loss of major dealers, retail customers or suppliers, (14) introduction of new products by, more favorable product pricing offered by or shorter lead times available through competitors, (15) product liability or other litigation, warranty claims or returns of products, (16) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (17) the ability to attract, retain, and replace workforce and administrative employees, (18) disruptions resulting from natural disasters, public health crises, political crises or other catastrophic events, and (19) the ability to protect the Company’s information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network breaches.

About Hyster-Yale, Inc.
Hyster-Yale, Inc., headquartered in Cleveland, Ohio, is a globally integrated company offering a full line of lift trucks and solutions, including attachments aimed at meeting the specific materials handling needs of its customers. Hyster-Yale's vision is to transform the way the world moves materials from Port to Home and deliver on its customer promises of: (1) thoroughly understanding customer applications and offering optimal solutions that will improve productivity at the lowest cost of ownership, and (2) providing exceptional customer care to create increasing value from initial engagement through the product lifecycle.

The Company's wholly owned operating subsidiary, Hyster-Yale Materials Handling, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, aftermarket parts and technology and energy solutions marketed globally under the Hyster®, Yale®, Maximal®, and Nuvera® brand names. Hyster-Yale Materials Handling’s subsidiary, Bolzoni S.p.A., is a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names. Hyster-Yale Materials Handling also has an unconsolidated joint venture in Japan with Sumitomo NACCO Forklift Co. Ltd. Hyster-Yale Materials Handling, Inc., is a wholly owned subsidiary of Hyster-Yale, Inc. (NYSE: HY). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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